Advance Agreement

Party A:  Wei Li

Party B:  Kiwa Bio-Tech Products Group Corporation

The Advance Agreement is signed on September 10, 2007 by both parties, to clarify the following advance transactions:

1.	During August 2007, Party A advanced an aggregate sum of RMB 1,377,405 (i.e. US$182,180, based on the exchange rate 7.5607:1 on August 31, 2007) to Party B’s Beijing Representative Office in China.

2.	During August 2007, Party A advanced RMB 240,000 (i.e. US$31,743, based on the exchange rate 7.5607:1 on August 31, 2007) to Party B’s subsidiary, Kiwa Bio-Tech Products Group Ltd.

3.
Both parties agreed the abovementioned advances bear interest at 6% per annum starting from September 1, 2007. Party A agreed that Party B could repay the advances aperiodically when the Company’s cash flow circumstances permit. At the same time Party B agreed to settle the advances within 180 days since September 1, 2007.

4.
Both parties agreed that Party B will issue to Party A warrants that entitle Party A to purchase up to 1,069,615 shares of common stock based on the exercise price specified in Clause 4. Party A shall have the right to exercise the warrants within next 24 months beginning from September 1, 2007.

5.
Exercise: At the option and instruction of Party A, Party A shall at any time make an application to exercise any warrants for the issuance of shares of Party B. Party A shall have the right to exercise the warrants based on a exercise price equal to the closing quote (US$0.08) of the shares of Party B on August 31, 2007. Party A shall have unlimited piggyback registration right.

Party A:	Wei Li

/s/ Wei Li

Party B:	Kiwa Bio-Tech Products Group Corporation
/s/ Lianjun Luo
Director and Financial Officer

Date:	September 10, 2007